Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR, AS APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE.

RESTRUCTURING SUPPORT AGREEMENT

by and among

INTERNATIONAL SHIPHOLDING CORPORATION AND ITS SUBSIDIARIES PARTY HERETO

and

THE UNDERSIGNED CREDITOR PARTIES

dated as of October 28, 2016

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and including all exhibits annexed hereto which are incorporated by reference herein, this “Agreement”), dated as of October 28, 2016, is entered into by and among (x) International Shipholding Corporation, a Delaware corporation (“ISH”), and each of the undersigned direct and indirect subsidiaries of ISH (the “Subsidiaries,” and together with ISH, the “ISH Entities” or the “Debtors”) and (y) SEACOR Capital Corp. (“SEACOR”).  Each of the ISH Entities and SEACOR is referred to herein individually as a “Party” and, collectively, as the “Parties”.

WHEREAS, the ISH Entities provide waterborne cargo transportation services to a diversified customer base with an emphasis on medium and long-term contracts;

WHEREAS, on July 31, 2016, the ISH Entities filed cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Bankruptcy Court approved that certain senior secured super-priority debtor-in-possession financing (as amended, modified or supplemented from time to time, the “DIP Facility”) by and among the ISH Entities, SEACOR, as administrative agent and collateral agent, DVB Bank SE and SEACOR and/or one or more of their designated affiliates or other lender parties thereto from time to time, as lenders (the “DIP Lenders”) on August 4, 2016 and on September 20, 2016, on an interim and final basis, respectively (the “DIP Orders”).  Claims and obligations owed by the Debtors under the DIP Facility are collectively referred to herein as the “DIP Facility Claims”;

WHEREAS, the ISH Entities and SEACOR have negotiated, in good faith and at arms’ length, a transaction that will effectuate a financial restructuring of the ISH Entities’ capital structure and financial obligations (the “Restructuring”), on the terms and conditions set forth in this Agreement and the Term Sheet attached hereto as Exhibit A (including any annexes and schedules attached thereto, the “Term Sheet”) that is to be implemented through a chapter 11 plan to be consummated in the Chapter 11 Cases, on the terms and conditions described in this Agreement and the Term Sheet, and that is otherwise in form and substance acceptable to the Debtors and SEACOR (the “Plan”); and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the Restructuring pursuant to the Plan on the terms and conditions contained in this Agreement and the attached Term Sheet.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1.             Incorporation of Term Sheet and Definitions; Interpretation

The Term Sheet is expressly incorporated herein by reference and is made part of this Agreement.  All references herein to this “Agreement” or “herein” shall include the Term Sheet whether or not expressly stated.  Capitalized terms used and not defined in this Agreement shall have the meaning ascribed to them in the Term Sheet.

In this Agreement, unless the context otherwise requires:

a.	words importing the singular also include the plural, and references to one gender include all genders;

b.	the headings are inserted for convenience only and do not affect the construction of this Agreement and shall not be taken into consideration in its interpretation;

c.	the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

d.	the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive; and

e.
references to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, or judicial or administrative body, in any jurisdiction shall include any successor to such entity.

2.             Effectiveness; Entire Agreement

a.
This Agreement shall become effective and binding on the Parties upon (i) delivery of counterpart signature pages to this Agreement by the ISH Entities and SEACOR and (ii) entry of an order by the Bankruptcy Court approving the Debtors’ entry into the Agreement (such date, the “RSA Effective Date”).

b.
Without limiting the rights and remedies of any Party arising from a breach of this Agreement prior to its valid termination, if this Agreement is validly terminated in its entirety in accordance with its terms, then this Agreement shall be null and void and have no further legal effect and none of the Parties shall have any liability or obligation arising under or in connection with this Agreement; provided that if this Agreement is validly terminated in its entirety in accordance with its terms as to any Party but not as to all Parties, then this Agreement shall be null and void and have no further legal effect only with respect to such Party.

c.
Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include and incorporate all exhibits attached hereto.  In the event of any inconsistency between this Agreement and any of the exhibits, this Agreement shall govern, except in the case of any inconsistency between this Agreement and the Term Sheet, in which case the Term Sheet shall govern.

d.
With the exception of non-disclosure and confidentiality agreements among the Parties and, until the Restructuring is consummated, this Agreement and the DIP Facility constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral and written) and all other prior negotiations.

3.             Mutual Covenants of All Parties

For so long as this Agreement has not been validly terminated in its entirety in accordance with its terms, and subject to the terms and conditions of this Agreement, the Parties agree, severally and not jointly, to use commercially reasonable efforts to complete the Restructuring within the timeframe contemplated by this Agreement and on terms and conditions consistent with those set forth herein and in the Term Sheet.  For so long as this Agreement has not been validly terminated in its entirety in accordance with its terms, each Party hereby agrees and covenants severally (but not jointly) to:

a.	comply with all of its obligations under this Agreement (unless compliance is expressly waived in writing by the other Party);

b.	cooperate with each other in good faith and coordinate their activities in connection with (i) the pursuit and implementation of the Restructuring, and (ii) confirmation and consummation of the Plan;

c.
use commercially reasonable efforts and work in good faith to negotiate definitive documents implementing, achieving and relating to the Restructuring, including, but not limited to, (i) the Plan, a disclosure statement containing “adequate information” (as that term is used in the Bankruptcy Code) with respect to the Plan (the “Disclosure Statement”), the motion seeking approval of the Disclosure Statement, the order of the Bankruptcy Court confirming the Plan (the “Confirmation Order”), the motion seeking entry of the Confirmation Order, all documents constituting the plan supplement, the Solicitation Procedures (as defined below), and each of the organizational, governance and exit credit documents contemplated by the Term Sheet, each of the foregoing in form and substance acceptable to the Debtors and SEACOR; and (ii) such other related plan documents and ancillary agreements required to implement the Restructuring, each of which are more specifically described in the Term Sheet and shall contain terms and conditions substantially consistent in all respects with the Term Sheet (collectively, the “Definitive Documents”);[1]

1 The form substance and provisions of (a) the Plan and  the order confirming the Plan shall be consistent with this Agreement and the Term Sheet and otherwise satisfactory to the Debtors and SEACOR;  (b) any exit facility financing agreement, and the constitutional and organizational documents of the Reorganized Debtors including any charters, bylaws, operating agreements, indentures, warrants, stockholders’ agreements, registration rights agreements, management incentive plan, or other similar agreements shall be consistent with this Agreement and the Term Sheet and otherwise satisfactory to SEACOR; and (c) all other Definitive Documents shall be in form and substance reasonably acceptable to the Debtors and SEACOR.

d.
execute the Definitive Documents and otherwise support and seek to perform the actions and transactions contemplated thereby, in each case as soon as reasonably practicable, provided that each of the Definitive Documents shall (A) contain terms and conditions consistent in all material respects with this Agreement and the Term Sheet and (B) otherwise be in all respects acceptable or reasonably acceptable, as set forth herein, to the Debtors and SEACOR, including with respect to any modifications, amendments, or supplements to such Definitive Documents;

e.	take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement;

f.	not take any action that is inconsistent in any material way with, or is intended to frustrate, delay or impede the timely approval and confirmation of the Plan and consummation of the Restructuring;

g.
to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided, that the economic outcome for the Parties and other materials terms of this Agreement are preserved in any such provisions; and

h.
support and use commercially reasonable efforts to (i) complete the Restructuring and all transactions contemplated under this Agreement as soon as reasonably practicable, and in any event, not later than in accordance with the deadlines specified in the milestones set forth in the section entitled “Additional Covenants of the Debtors” herein (collectively, as the same may be modified in accordance with the terms of this Agreement, the “Milestones”), (ii) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under this Agreement and, once drafted, the Plan, and (iii) obtain (solely as it relates to such Party) any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring.

4.             Additional Covenants of SEACOR.

For so long as this Agreement has not been validly terminated in its entirety in accordance with its terms with respect to it, SEACOR hereto agrees and covenants to:

a.
not, directly or indirectly, (i) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, confirmation or consummation of the Restructuring and the Plan; (ii) seek, solicit, support, encourage, or vote any claims  or equity interests for, consent to, or participate in any discussions regarding the negotiation or formulation of any restructuring or reorganization for any of the Debtors that is inconsistent with this Agreement, the Term Sheet or, when filed, the Plan in any respect; (iii) take any other action that would delay or obstruct the timely approval and consummation of the transactions contemplated by this Agreement, the Term Sheet or, when filed, the Plan in any respect; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Debtors may propose and/or seek confirmation of a plan of reorganization; or (v) otherwise support any plan or sale process that is inconsistent with this Agreement, the Term Sheet or the Plan;

b.
use commercially reasonable efforts to execute any document and give any notice, order, instruction, or direction necessary or reasonably requested by the Debtors to support, facilitate, implement, or consummate or otherwise give effect to the Restructuring;

c.
(i) reasonably support the approval of the Disclosure Statement, and the solicitation procedures with respect to the Plan (such procedures, in form and substance reasonably acceptable to SEACOR, the “Solicitation Procedures”), and the applicable Definitive Documents by the Bankruptcy Court or any regulatory authority, (ii) reasonably support confirmation and consummation of the Plan, (iii) not oppose, object to or join in or support any objection to the Disclosure Statement, the solicitation in accordance with the Solicitation Procedures, or any of the Definitive Documents, or (iv) otherwise commence any proceeding to oppose or alter any of the terms of the Plan or any other document filed by Debtors (to the extent such document is in form and substance acceptable or reasonably acceptable, as set forth herein, to SEACOR) in connection with the confirmation and consummation of the Plan; and

d.
subject to receipt of the Disclosure Statement approved by the Bankruptcy Court, cause SEACOR’s portion of the DIP Facility Claims to support the Plan and to consent to the treatment set forth in the Term Sheet and either (i) cause the remainder of the DIP Facility to be paid in full in cash on the effective date of the Plan or (ii) purchase the remainder of the DIP Facility Claims and cause such claims to support the Plan and to consent to the treatment set forth in the Term Sheet.

5.             Additional Covenants of the Debtors

For so long as this Agreement has not been validly terminated in its entirety in accordance with its terms, the Debtors agree and covenant to:

a.	continue the sale process for the Specialty Business Segment (as defined in the Term Sheet);

b.	use commercially reasonable efforts to satisfy all reasonable diligence requests made by SEACOR or its advisors in a timely manner;

c.
use good-faith efforts to provide draft copies of all material pleadings the Debtors intend to file with the Bankruptcy Court to counsel to SEACOR within a reasonable time prior to filing such pleadings and shall consult in good faith with SEACOR regarding the form and substance of any such proposed pleading;

d.	file the Plan, the Disclosure Statement, and the motion to approve the Disclosure Statement and the Solicitation Procedures with the Bankruptcy Court no later than November 14, 2016;

e.
obtain (i) approval by the Bankruptcy Court of the Disclosure Statement and the Solicitation Procedures on or before December 22, 2016, and (ii) entry of the Confirmation Order on or before February 2, 2017, which Confirmation Order shall become a final order no later than fourteen (14) days from the date of entry;

f.
use commercially reasonable efforts to consummate the Plan as soon as reasonably practicable after entry of the Confirmation Order and in no event later than ninety (90) days after entry of the Confirmation Order;

g.
take no action that is materially inconsistent with this Agreement, the Term Sheet, or, when filed, the Plan, or that would unreasonably delay or impede the approval or ratification, as applicable, of the Disclosure Statement, the solicitation and Solicitation Procedures, or confirmation and consummation of the Plan;

h.	not directly or indirectly join in or support any alternative plan or transaction other than the Plan;

i.
object to any motion to approve or confirm, as applicable, any other plan of reorganization, sale transaction, or any motions related thereto, to the extent that the terms of any such motions, documents, or other agreements are inconsistent with this Agreement or the Term Sheet and such inconsistencies were not approved in writing by SEACOR;

j.
continue to operate its businesses, market for sale those assets of the Debtors which are specifically contemplated to be sold under the Term Sheet, and conduct sale processes in accordance with its business judgment;

k.	confer with SEACOR and its representatives, as reasonably requested, to report on operational matters, the asset sale process, and the general status of ongoing operations and dispositions;

l.
use commercially reasonable efforts to provide prompt written notice to SEACOR between the date hereof and the effective date of the Plan of (i) receipt of any written notice from any third party alleging that the consent of such party is or may be required as a condition precedent to consummation of the transactions contemplated by the Restructuring, (ii) receipt of any written notice from any governmental body that is material to the consummation of the transactions contemplated by the Restructuring, (iii) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Debtors’ management, threatened against the Debtors, that, if determined in a manner adverse to the Debtors, would be material to the consummation of the transactions contemplated by the Restructuring, and (iv) any failure of the Debtors to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder as a condition precedent to the consummation of the transactions contemplated by the Restructuring;

m.	use commercially reasonable efforts to obtain the earliest possible date for a hearing on confirmation of the Plan as the Bankruptcy Court may provide; and

n.
provide to SEACOR, upon reasonable advance notice to the Debtors, (i) reasonable access (without any material disruption to the conduct of the Debtors’ business) during normal business hours to the Debtors’ books, records and facilities, and (ii) reasonable access to the respective management and advisors of the Debtors during normal business hours for the purposes of evaluating the Debtors’ finances and operations and participating in the planning process with respect to the Restructuring.

6.             Preservation of Participation Rights.    For the avoidance of doubt, except as expressly stated herein, nothing in this Agreement shall limit any rights of any Party to (a) appear and participate as a party-in-interest in any contested matter to be adjudicated in the Chapter 11 Cases; (b) initiate, prosecute, appear, or participate as a party in interest in any adversary proceeding in the Chapter 11 Cases, so long as, in the case of each of (a) or (b), such appearance, initiation, prosecution or participation and the positions advocated in connection therewith are not materially inconsistent with this Agreement, the Plan (when filed) or the Term Sheet; (c) object to any motion to approve or confirm, as applicable, any other plan of reorganization or liquidation, sale transaction, or any motions related thereto, to the extent that the terms of any such motions, documents, or other agreements are materially inconsistent with this Agreement, the Plan (when filed) or the Term Sheet and such inconsistencies were not approved in writing by each other Party; (d) file a copy of this Agreement or a description of its terms with the Bankruptcy Court or as required under applicable non-bankruptcy law; (e) appear as a party-in-interest in the Chapter 11 Cases for the purpose of contesting whether any matter or fact is or results in a breach of, or is materially inconsistent with, this Agreement; and (f) as applicable, file any proof of claim.

7.             Mutual Representations and Warranties of All Parties.    Each Party represents and warrants to each of the other Parties that, as of the date hereof and, with respect to the Debtors, subject to the entry of an order from the Bankruptcy Court approving their entry into this Agreement:

a.	it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement;

b.	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part; and

c.
this Agreement constitutes the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

8.             Additional Representations and Warranties by SEACOR.   SEACOR represents and warrants to the best of its knowledge, as of the date hereof that:

a.
Holdings by SEACOR.  SEACOR (A) is the sole beneficial owner of the principal amount of the DIP Facility Claims set forth on Schedule 1 hereto, and (B) has full power and authority to act on behalf of, vote, and consent to matters concerning such DIP Facility Claims and to dispose of, exchange, assign, and transfer such DIP Facility Claims, including, but not limited to, the conversion of such DIP Facility Claims contemplated by the Term Sheet.

b.
No Transfers.  SEACOR has made no assignment, sale, participation, grant, conveyance, pledge, or other transfer of, and has not entered into any other agreement to assign, sell, use, participate, grant, convey, pledge, or otherwise transfer, in whole in or part, any portion of its right, title, or interests in any of the DIP Facility Claims set forth on Schedule 1 hereto that conflict with the representations and warranties of SEACOR herein or would render SEACOR otherwise unable to comply with this Agreement and perform its obligations hereunder.

c.
Sufficiency of Information Received.  SEACOR has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, the information it deems necessary and appropriate to propose the terms set forth in the Term Sheet.

9.             Payment of Fees and Expenses.  The Debtors shall pay in full in cash when due (and in no event later than ten (10) days following receipt of a summary statement of fees) (i) all reasonable and documented fees and expenses relating to the Restructuring and/or this Agreement, whether incurred on or before the RSA Effective Date, of (x) Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), as primary counsel to SEACOR (y) one maritime counsel to SEACOR, and (z) on counsel to advise of issues of Mexican law, and (ii) any other reasonable and documented out-of-pocket fees and expenses (including travel expenses) incurred by SEACOR in connection with the Restructuring and/or this Agreement, whether incurred on or before the RSA Effective Date.

10.           Transfer Restrictions.  SEACOR shall not (i) sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of any ownership interest (including any beneficial ownership) in the DIP Facility Claims set forth on Schedule 1 hereto in whole or in part; or (ii) grant any proxies, deposit any of its interests in DIP Facility Claims set forth on Schedule 1 hereto into a voting trust, or enter into a voting agreement with respect to any such interest (each action described in clauses (i) and (ii), a “Transfer”), without the prior written consent of the ISH Entities, which consent shall not be unreasonably withheld or delayed.

Notwithstanding anything to the contrary herein, the foregoing provisions shall not preclude SEACOR from transferring its DIP Facility Claims to one or more of its affiliates, provided each such affiliate automatically shall be bound by this Agreement upon the transfer of such DIP Facility Claims.

This Agreement shall in no way be construed to preclude SEACOR or any of its affiliates from acquiring additional DIP Facility Claims or any other claims against the ISH Entities or equity interest in ISH; provided, however, that (i) if SEACOR acquires additional DIP Facility Claims or any other claims against any of the ISH Entities after the RSA Effective Date, SEACOR shall notify the ISH Entities promptly of such acquisition including the amount of such additional claims and (ii) such acquired DIP Facility Claims or other claims shall automatically and immediately upon acquisition by SEACOR be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given in accordance herewith).

Any Transfer made in violation of this provision shall be void ab initio.

12.           Termination of Obligations.

(a)           This Agreement shall terminate and all of the obligations of the Parties shall be of no further force or effect in the event that and upon the occurrence of any of the following events:  (i) occurrence of the effective date of the Plan; (ii) an order denying confirmation of the Plan is entered; (iii) an order confirming the Plan is reversed or vacated; (iv) any court of competent jurisdiction has entered an order declaring this Agreement to be unenforceable; (v) the Parties mutually agree to terminate this Agreement in writing; or (vi) this Agreement is terminated pursuant to paragraph (b), (c) or (d) of this Section 10.

(b)           The ISH Entities may, in their discretion, terminate this Agreement, by written notice to counsel for SEACOR, upon the occurrence of any of the following events:

(i)          a determination by ISH’s board of directors (the “Board”), in good faith, after seeking the advice of outside counsel, that proceeding with the Restructuring and pursuit of confirmation and consummation of the Plan would be inconsistent with the continued exercise of the Debtors’ fiduciary duties under applicable law;

(ii)         a breach by SEACOR of its material covenants or other material obligations hereunder, which breach is not cured within three (3) business days after the giving of written notice by ISH of such breach to SEACOR;

(iii)        SEACOR shall assert after the RSA Effective Date any claim or cause of action against any Debtor or any of its current directors, officers or advisors relating to the DIP Facility, or the Restructuring, except the DIP Facility Claims themselves or to enforce the terms of this Agreement;

(iv)        any representation or warranty in this Agreement made by SEACOR shall have been untrue in any material respect when made, and such breach remains uncured for a period of three (3) business days following SEACOR’s receipt of written notice thereof from ISH; or

(v)         the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) invalidating, disallowing, subordinating or limiting the enforceability, priority or validity of any of the DIP Facility Claims, or (B) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Term Sheet;

provided, that upon a termination of this Agreement by the ISH Entities pursuant to this Section 10(b) with respect to SEACOR, (x) all obligations of SEACOR hereunder shall immediately terminate without further action or notice by SEACOR, and (y) the ISH Entities (and each of its directors, officers, employees, advisors, subsidiaries, and representatives) shall not have or incur any liability under this Agreement or otherwise on account of such termination

(c)           This Agreement may be terminated by SEACOR upon the occurrence of any of the following events (it being understood that the following termination events are intended solely for the benefit of SEACOR):

(i)          filing by the Debtors of a plan (or disclosure statement related thereto) in the Chapter 11 Cases that is materially inconsistent with the terms of the Term Sheet and this Agreement and not otherwise in form and substance acceptable to SEACOR;

(ii)         any representation or warranty in this Agreement made by the ISH Entities shall have been untrue in any material respect when made, and such breach remains uncured for a period of three (3) business days following ISH’s receipt of written notice thereof from SEACOR;

(iii)        any of the Debtors or their non-Debtor affiliates shall assert after the RSA Effective Date any claim or cause of action against SEACOR or any of its affiliates, except to enforce the terms of this Agreement;

(iv)        after filing of the Plan, any amendment or modification to the Plan inconsistent with the terms of the Term Sheet or this Agreement and not otherwise in form and substance acceptable to SEACOR, or the filing of any pleading by any of the ISH Entities that seeks such amendment or modification;

(v)         a breach by any of the ISH Entities of its material covenants or other material obligations under this Agreement or the Term Sheet, which breach is not cured within three (3) business days after the giving of written notice by counsel for SEACOR of such breach;

(vi)        the Debtors (A) withdraw the Plan, (B) publicly announce their intention not to support the Plan or the Restructuring, (C) file a motion with the Bankruptcy Court seeking approval of any transaction that is inconsistent with the Restructuring, or (D) agree to pursue (including as may be evidenced by any term sheet, letter of intent or similar document) or publicly announce their intent to pursue any transaction that is inconsistent with the Restructuring;

(vii)       the failure of the Debtors to comply with the Milestones within the periods specified therein, unless otherwise agreed in writing by SEACOR and the Debtors; it being understood that if a Milestone ends on a weekend or holiday on which the Bankruptcy Court is not open and holding hearings, such Milestone shall be automatically extended to the next business day on which the Bankruptcy Court is open and holding hearings;

(viii)      the Bankruptcy Court enters an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization (including the Plan); or

(ix)         the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, (D) invalidating, disallowing, subordinating or limiting the enforceability, priority or validity of any of the DIP Facility Claims, or (E) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Term Sheet.

(d)           The ISH Entities or SEACOR may terminate this Agreement by written notice to the other Party in the event that the Bankruptcy Court or other governmental authority shall have issued any order, injunction or other decree or take any other action, which restrains, enjoins or otherwise prohibits the implementation of the Restructuring and/or the Plan substantially on the terms and conditions set forth in this Agreement.

(e)           If this Agreement is terminated pursuant to this Section 10, all further obligations of the Parties hereunder shall be terminated and without further liability; provided that each Party shall have all rights and remedies available to it under applicable law.  Upon a termination of this Agreement in accordance with this Section, no Party shall have any continuing liability or obligation to any other Party and the provisions of this Agreement shall have no further force or effect; provided that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

13.          Fiduciary Duties.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall require ISH, any of the other ISH Entities, or any of their respective officers or directors (in such person’s capacity as such) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such person’s or entity’s fiduciary obligations under applicable law.  ISH shall give SEACOR not less than two (2) business days’ prior written notice before the exercise of rights under this Section 11 or the termination of this Agreement in accordance with Section 10(b)(i) of this Agreement (it being understood that the specific performance provisions of Section 12 of this Agreement shall not be applicable to the parties’ exercising rights under this Section 11 or termination of this Agreement in accordance with Section 10(b)(i) of this Agreement).

14.          Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.  The Parties expressly consent to entry of orders by the Bankruptcy Court to enforce this Agreement.

15.          Counterparts.  This Agreement and any amendments, waivers, consents, or supplements hereto or in connection herewith may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.

16.          No Solicitation and Acknowledgements.  Each Party acknowledges that (a) no securities of any of the ISH Entities are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of any of the ISH Entities and (b) this Agreement is not, and shall not be deemed to be, a solicitation of a vote for the acceptance of any chapter 11 plan (including the Plan) pursuant to section 1125 of the Bankruptcy Code.  The votes from holders of claims against, and interests in, the Debtors, as applicable, will not be solicited until such holders have received the Disclosure Statement approved by the Bankruptcy Court and related solicitation materials that meet the requirements of the Bankruptcy Code, including sections 1125 and 1126 of the Bankruptcy Code.

17.          Confidentiality.  Other than as may be required by applicable law and regulation or by any governmental or regulatory authority or as may be required to comply with the terms of this Agreement, no Party shall make any public announcement regarding this Agreement without the consent of the other Parties, and each Party shall coordinate with the other Parties regarding communications with the press with respect to this Agreement; for the avoidance of doubt, each Party shall have the right, without any obligation to any other Party, to decline to comment to the press with respect to this Agreement.

18.          Time Is of the Essence.  The Parties acknowledge and agree that time is of the essence, and that they must each use best efforts to effectuate and consummate the Restructuring as soon as reasonably practicable.

19.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(a)         By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State Court sitting in New York City or the Bankruptcy Court (the “Chosen Courts”).  By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of the Chosen Courts, generally and unconditionally, with respect to any such action, suit, or proceeding, and waives any objection it may have to venue or the convenience of the forum.

(b)         Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory).  Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17.

20.          Independent Analysis.  Each Party hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

21.          Third-Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

22.          Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier.

(a)	If to SEACOR, to:

SEACOR Holdings, Inc.
2200 Eller Drive
Port Everglades Station
FT. Lauderdale, FL 33316

with copy to:

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005-1412
Attn:  Evan R. Fleck and Nelly Almeida
Email:  Efleck@milbank.com and Nalmeida@milbank.com

(b)	If to any of the ISH Entities, to:

International Shipholding Corporation
601 Poydras Street, Suite 1850
New Orleans, Louisiana 70130
Attn: Manny Estrada
Fax: +1-251-706-6919

with copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park

Bank of America Tower
New York, New York 10036-6745
Attn: David Botter, Stephen B. Kuhn and Patrick Rice
Fax: +1-212-872-1002
Email: dbotter@akingump.com, skuhn@akingump.com and price@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue
Suite 4100
Dallas, Texas 75201
Fax: +1-214-969-4343
Attn: Sarah Link Schultz
E-mail: sschultz@akingump.com

23.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  In the event that any part of this Agreement is declared by any court of competent jurisdiction or any administrative body to be null, void or unenforceable, said provision survives to the extent it is not so declared, and all of the other provisions of this Agreement remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

24.          Mutual Drafting.  This Agreement is the result of the Parties’ joint efforts, and each of them and their respective counsel have reviewed this Agreement and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there shall be no construction against either Party based on any presumption of that Party’s involvement in the drafting thereof.

25.          Headings.  The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no headings had been used in this Agreement.

26.          Amendments.  Notwithstanding anything to the contrary contained herein, this Agreement may not be modified, amended, or supplemented, nor shall any provision or requirement hereof be waived, without the prior written agreement signed by both the ISH Entities and SEACOR.

27.          Several, Not Joint, Claims.  The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

INTERNATIONAL SHIPHOLDING CORPORATION

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President and Chief Financial Officer

ENTERPRISE SHIP CO.

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President and Chief Financial Officer

SULPHUR CARRIERS, INC.

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President and Chief Financial Officer

CENTRAL GULF LINES, INC.

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President and Chief Financial Officer

COASTAL CARRIERS, INC.

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President

WATERMAN STEAMSHIP CORPORATION

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President and Chief Financial Officer

N.W. JOHNSEN & CO., INC.

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President and Chief Financial Officer

LMS SHIP MANAGEMENT, INC.

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President and Chief Financial Officer

U.S. UNITED OCEAN SERVICES, LLC

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President of Coastal Carriers, Inc.

MARY ANN HUDSON, LLC

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President of Coastal Carriers, Inc.

SHEILA MCDEVITT, LLC

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President of Coastal Carriers, Inc.

TOWER LLC

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Manager

FRASCATI SHOPS, INC.

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Director

GULF SOUTH SHIPPING PTE LTD

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Director

LCI SHIPHOLDINGS, INC.

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Vice President and Chief Financial Officer

DRY BULK AUSTRALIA LTD

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Authorized Representative

DRY BULK AMERICAS LTD

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Authorized Representative

MARCO SHIPPING COMPANY PTE LTD

By:	/s/ Manuel G. Estrada
Name:	Manual G. Estrada
Title:	Authorized Representative

SEACOR Capital Corp.

By:	/s/ Eric B. Fabrikant
Name:	Eric B. Fabrikant
Title:	Chief Operating Officer

EXHIBIT A

Term Sheet

International Shipholding Corporation (16-12220)
Term Sheet

This term sheet (the “Term Sheet”) sets forth the principal terms of a financial restructuring (as proposed, the “Restructuring”) of the existing debt and other obligations of the Company (as defined herein), which shall be effected through the necessary definitive documents (the “Restructuring Documents”) reflecting the transactions described herein.  Subject in all respects to the terms of the restructuring support agreement to which this Restructuring Term Sheet is attached (the “Restructuring Support Agreement”), the Restructuring will be consummated through the cases pending under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE COMPLETION OF RESTRUCTURING DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH RESTRUCTURING DOCUMENTS.

Proposed Term Sheet
Company	International Shipholding Corporation (“ISH” or, the “Company” and, as reorganized, “Reorganized ISH”).

Bankruptcy	ISH and its affiliated debtors and debtors in possession, whose Chapter 11 Cases are jointly administered under Case No. 16-12220, shall be collectively referred to as the “Debtors.”

Debt to be Restructured
DVB Facility
That certain Senior Secured Term Loan Credit Agreement, dated as of August 26, 2014, as amended, supplemented or modified from time to time (the “DVB Facility”), by and among Central Gulf Lines, Inc., as borrower, ISH, as guarantor, the lenders party thereto and DVB Bank SE, as mandated lead arranger, facility agent, and security trustee.

Capital One Facility
That certain Loan Agreement, dated as of December 28, 2011, as amended, supplemented or modified from time to time (the “Capital One Facility”), by and among LCI Shipholdings, Inc. (“LCI”), a corporation existing under the laws of the Marshall Islands, as borrower, ISH, as guarantor, and Capital One, National Association, as lender.

Citizens Facility
That certain Loan Agreement, dated as of August 25, 2014, as amended, supplemented or modified from time to time (the “Citizens Facility”), by and among LCI, as borrower, ISH, as guarantor, and Citizens Asset Finance, Inc. (f/k/a RBS Asset Finance, Inc.), as lender.

Regions Facility
That certain Credit Agreement, dated as of September 24, 2013, as amended, supplemented or modified from time to time (the “Regions Facility”), by and among ISH, Enterprise Ship Company, Inc., Sulphur Carriers, Inc., CG Rail, Central Gulf Lines, Inc., Waterman Steamship Corporation, Coastal Carriers, Inc., N.W. Johnsen & Co., Inc., LMS Shipmanagement, Inc., U.S. United Ocean Services, LLC, Mary Ann Hudson, LLC, Sheila McDevitt, LLC, Tower, LLC) and Frascati Shops, Inc., as borrowers (the “Regions Facility Borrowers”), the lenders party thereto (the “Regions Facility Lenders”) and Regions Bank, as administrative agent and collateral agent.

DIP Facility
That certain senior secured super-priority debtor-in-possession financing (the “DIP Facility”) pursuant to that certain Debtor-in-Possession Credit Agreement (as such agreement may be amended, restated, supplemented or otherwise modified from time to time) by and among the Debtors, SEACOR Capital Corp. (“SEACOR”), as administrative agent and collateral agent, and DVB Bank SE and SEACOR and/or one or more of their designated affiliates or other lender parties thereto from time to time, as lenders.

Transaction Summary
Summary
The Restructuring shall be implemented pursuant to a chapter 11 plan of reorganization that is acceptable to SEACOR (the “Plan”), which Plan will provide for the following new capital structure of Reorganized ISH:

1.    $25 million:  SEACOR will cause $25 million of committed financing to be made available to the Debtors by one or more money center banks (the “New Senior Debt”).

2.    New Equity Interests:  All current equity interests in the Debtors, except for intercompany equity interests, shall be cancelled.

a.    The New Equity Interests (x) may be subject to dilution by a management incentive plan as determined by the board of directors for Reorganized ISH and (y) shall consist of the New Money Equity Interests and the DIP Equity Interests (each as defined herein).

Capital Infusion
1.    SEACOR shall provide cash infusion of $10 million dollars (the “Cash Consideration”).

•     As consideration for this cash infusion, SEACOR shall receive 35.6% of the ownership interests in Reorganized ISH (the “New Money Equity Interests”).

2.    SEACOR shall acquire the DVB portion of the DIP Facility and convert 100% of the DIP Facility to equity, as set forth herein.

3.    All proceeds from the sale of ISH’s Specialty Business Segment[2] shall be used to pay Prepetition Lender Secured Claims and, to the extent excess funds exist, to fund allowed administrative, priority, and priority tax claims, and, to the extent excess funds continue to exist, to fund the Unsecured Creditor Recovery Pool (as defined below).

2 The “Specialty Business Segment” is comprised of various contracts and agreements between Company affiliates and third parties, as well as certain notes receivable financing certain vessels owned by third parties, in each case relating to the Company’s provision of logistical and seaborne transportation services in Southeast Asia.

Classes and Treatment of Claims and Equity Interests
The Plan will provide that each holder of an allowed claim will receive the following on or as soon as practicable after the effective date of the Plan (the “Effective Date”), unless different treatment is agreed to by the holder of such allowed claim, the Company, and SEACOR:

Administrative, Priority and Secured Claims
1.    Administrative, Priority, and Priority Tax.  Allowed administrative, priority, and priority tax claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.[3]

2.     DIP Facility Claims:  Estimated allowed claims: approximately $18.1 million[4]

a.    SEACOR shall buy out the portion of the DIP Facility funded by DVB.

b.    SEACOR shall receive 64.4% of the ownership interests in Reorganized ISH (the “DIP Equity Interests”).

3.     Prepetition Lender Secured Claims

a.     DVB Facility Claims:

i.     Holders of secured claims on account of the DVB Facility shall receive, at the option of the Debtors, with the consent of SEACOR, in full and final satisfaction of their allowed secured claims, either (w) cash in an amount necessary to satisfy their allowed secured claims, (x) the proceeds generated from the disposition of the collateral securing their claims, (y) delivery of the collateral securing their claims, or (z) such other treatment as complies with Bankruptcy Code section 1129.

b.     Citizens Facility Claims:

i.     Holders of secured claims on account of the Citizens Facility shall receive, at the option of the Debtors, with the consent of SEACOR, in full and final satisfaction of their allowed secured claims, either (x) the proceeds generated from the disposition of the collateral securing their claims, (y) delivery of the collateral securing their claims or (z) such other treatment as complies with Bankruptcy Code section 1129.

3 This Term Sheet assumes, among other things, that (i) there will be no allowed 507(b) Superpriority Claims, and (ii) the cash on the balance sheet as of the Effective Date will be sufficient to satisfy all administrative, priority and secured claims not addressed herein, including any cure obligations; provided, however, that to the extent allowed 507(b) Superpriority Claims do exist, such claims will reduce the amount available for distribution to junior creditors.

4 For the avoidance of doubt, to the extent that any portion of the DIP Facility Claims are repaid before the Effective Date, SEACOR shall increase the Cash Consideration by an amount equal to $18.1 million less the amount of the DIP Facility Claims as of the Effective Date.

c.     Capital One Facility Claims:

i.     Holders of secured claims on account of the Capital One Facility shall receive, at the option of the Debtors, with the consent of SEACOR, in full and final satisfaction of their allowed secured claims, either (x) the proceeds generated from the disposition of the collateral securing their claims, (y) delivery of the collateral securing their claims or (z) such other treatment as complies with Bankruptcy Code section 1129.

d.     Regions Facility Claims:

i.     Holders of secured claims on account of the Regions Senior Facility and the Line of Credit shall receive, at the option of the Debtors, with the consent of SEACOR, in full and final satisfaction of their allowed secured claims, (x)(a) either (i) the proceeds generated from the disposition of the Louisiana Enterprise and/or the Texas Enterprise and/or the Florida Enterprise, and/or (ii) delivery of the vessels securing their claims, the Louisiana Enterprise and/or the Texas Enterprise and/or the Florida Enterprise, plus (b) cash in an amount necessary to satisfy the allowed secured claim (after accounting for (a)(i) or (a)(ii) above); or (y) such other treatment as complies with Bankruptcy Code section 1129.

Prepetition Employee Claims (Secured/Priority)[5]
1.     Prepetition Secured/Priority Employee Claims:  Estimated allowed claims:

a.    The holders of allowed prepetition secured/priority employee claims shall be entitled to receive cash, in full and final satisfaction of their claim.

General Unsecured Claims
1.    General Unsecured Creditor Recovery:  General unsecured creditors, which shall consist of, among other things, unsecured employee, union, and plan claims, deficiency claims, unsecured guarantee claims, general trade claims, and rejection damage claims shall receive their pro rata share all amounts remaining from cash on hand after satisfaction of administrative and priority claims including, without limitation, the Cash Consideration, amounts generated as a result of the sale of the Specialty Business Segment and the sale of any vessels in accordance with this term sheet (the “Unsecured Creditor Recovery Pool”).

5 This Term Sheet assumes there are no other employee obligations due and owing.  To the extent that an employee’s employment is continued with Reorganized ISH, SEACOR shall honor the accrued and unused vacation days, subject to an agreed upon limitation on the number of vacation days that may be used; provided, that, at no time shall SEACOR be liable to such employees for any cash obligations on account of such accrued an unused vacation days (except in accordance with SEACOR’s vacation policy and applicable law).  To the extent that an employee’s employment is not continued, such employee shall be entitled to a priority claim for such accrued but unused vacation to the extent (a) such employees have not exceeded the 507(a)(4) cap and (b) such payments otherwise qualify for priority treatment under 507(a)(4).

Equity Interests
1.    Equity Interests: Equity interests in the Debtors, except for intercompany equity interests, shall be cancelled and holders of equity interests in the Debtors shall not be entitled to a distribution.

Other Terms
NYK Asset Purchase and Charter Modifications
Prior to the Effective Date, the Debtors and NYK shall have entered into an agreement for the disposition of the U.S. flagged PCTC vessels and/or modified charters associated with such vessels, which agreement(s) shall be acceptable to SEACOR.

Other Leases, including but not limited to office leases
The Debtors shall use commercially reasonable efforts to assist SEACOR in renegotiating certain unexpired leases and executory contracts, as SEACOR deems necessary.  To the extent that an agreement cannot be reached with respect to such unexpired leases and executory contracts, the Debtors shall reject such leases and contracts.

MARAD Approval	The Debtors shall use commercially reasonable efforts to assist SEACOR with obtaining the necessary approvals from MARAD prior to the Effective Date.
Intermarine Management
The Debtors shall reject the Ship Management Agreement between LMS Shipmanagement Inc., and Crowley Technical Management, Inc. and nominate SEABULK Tankers Inc., or an affiliate, as replacement ship manager.

The Debtors shall assume the agreements between Waterman Steamship Corporation and Patriot Shipping LLC and Waterman Steamship Corporation and US Ocean, as designated by SEACOR.

Diligence	The Debtors shall comply with all reasonable confirmatory due diligence requests from SEACOR in parallel to finalizing all necessary documentation and consents.
Asbestos Claims
The Debtors shall comply with all reasonable due diligence requests by SEACOR regarding the Debtors’ asbestos liabilities. Further, the Debtors shall use commercially reasonable efforts to confirm there is sufficient insurance coverage to address any ongoing asbestos liabilities.

Union Settlement
The Debtors shall use commercially reasonable efforts to assist in all union negotiations and to mitigate any withdrawal liability and cause any such withdrawal liability to be treated as an unsecured liability.

•     Note that to the extent there is any withdrawal liability and such withdrawal liability is found to be an administrative expense claim, there will be no additional funds provided by SEACOR under this proposal to satisfy such claim.

SEACOR will offer employment to the Debtors’ union members on terms contained in CBAs modified to contain terms not less favorable than the terms proposed by the unions currently utilized by SEACOR for substantially similar jobs (with such terms not including any obligation to contribute to any defined benefit pension plans that would be new to SEACOR).

The Plan will set forth the terms of any settlement that may be reached with the unions, which terms shall be acceptable to SEACOR and may include terminations for certain of the CBAs.

Other Plan Terms
The Plan shall provide for other matters customary under chapter 11 plans of reorganization, including, but not limited to, corporate governance, classification and treatment of claims, restated charter and bylaws and other terms, in each case upon terms and conditions agreed to by the Company and SEACOR.  To the fullest extent permitted by applicable law, the Plan shall include usual and customary exculpation and release provisions in favor of the Debtors and each of the Debtors’ respective current and former officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents, and other representatives, with respect to any liability relating to the Company or the Chapter 11 Cases arising prior to the Effective Date.

Reorganized Board
As a private company, Reorganized ISH shall be subject to the by-laws and governance typical for other divisions of SEACOR.  The current chief executive officer is expected to continue with the business in a capacity to be mutually agreed by SEACOR and the current chief executive officer.

Conditions to Confirmation and the Effective Date
Conditions precedent to confirmation of the Plan and/or the occurrence of the Effective Date, each of which may be waived in writing by the Company and SEACOR, shall include, without limitation, the following:

Conditions to Confirmation

•            The Debtors shall be in full compliance and remain current with all obligations under the Restructuring Support Agreement.

•            A final order approving the Restructuring Support Agreement shall have been entered by the Bankruptcy Court in a form acceptable to SEACOR.

•            The order confirming the Plan, including all exhibits, appendices, supplements, and related documents (the “Confirmation Order”), shall be consistent with the Restructuring Support Agreement and shall be acceptable in all respects to SEACOR and the Debtors.

•            Each of the Restructuring Documents (as applicable) shall be approved in accordance with the Restructuring Support Agreement and on terms acceptable to SEACOR and the Company.

•            There shall be executed definitive documents with respect to the sale of the Specialty Business Segment/The sale of the Specialty Business Segment shall be consummated.

•            The Ocean Transportation Services Agreement between Tampa Electric Company and U.S. United Ocean Services, LLC effective as of November 13, 2014, shall be extended through December 2019.

•            The Debtors shall have entered into a modified agreement with Mosaic Fertilizer, LLC and Mosaic Global Sales, LLC, which provides for, among other things, terms acceptable to SEACOR.

Conditions to the Effective Date

•           The Confirmation Order shall have been entered and not stayed, and shall be approved consistent with the Restructuring Support Agreement and such other terms acceptable to SEACOR and the Company.

•            All conditions precedent specified in the Plan shall have been satisfied or waived in accordance with the terms thereof.

•            All actions, documents, certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed  with the applicable government units in accordance with applicable law.

•            Any governmental or others approvals required to effectuate the terms of the Plan shall have been obtained.

Executory Contracts and Unexpired Leases
The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Effective Date pursuant to the Plan or a separate motion will be deemed assumed pursuant to section 365 of the Bankruptcy Code.

EXHIBIT B

Form of Transfer Agreement

Transfer Agreement & Joinder

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [______] (the “Agreement”), by and among (x) International Shipholding Corporation, a Delaware corporation, and each of its direct and indirect subsidiaries party thereto, and (y) SEACOR Capital Corp., party thereto (“Transferor”) and (i) agrees to be bound by the terms and conditions of the Agreement to the extent Transferor was thereby bound and (ii) hereby makes all representations and warranties made in the Agreement by Transferor.  The Transferee is acquiring DIP Facility Claims from Transferor in the amounts set forth on Schedule 1 hereof.  All notices and other communications given or made pursuant to the Agreement shall be sent to the Transferee at the address set forth in the Transferee’s signature below.

Date Executed:
[TRANSFEREE]

By:
Name:
Title:

Address:

Attn:
Fax:
Email: